EXHIBIT 99.2
Abercrombie & Fitch
December 2007 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended January 5th, 2008.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended January 5th, 2008, were $657.0 million compared to $603.6 million for the five-week period ended December 30th, 2006. Total Company direct-to-consumer net sales increased to $51.4 million for the five-week period ended January 5th, 2008, a 35% increase over sales for the five-week period ended December 30th, 2006. December comparable store sales decreased 2% for the five-week period ended January 5th, 2008, compared to the five-week period ended January 6th, 2007.
By brand, Abercrombie & Fitch comparable store sales decreased 1%. Men’s comps increased by a high single digit; women’s comps decreased by a mid single digit. Transactions per store and average transaction value

Abercrombie & Fitch
December 2007 Sales Release
Call Script
increased 1% from last year. Transaction metrics compare the five-week period ended January 5th, 2008 to the five-week period ended December 30th, 2006.
In the kids business, abercrombie, comparable store sales decreased 4%. Boys comps increased by a low single digit; girls comps decreased by a high single digit. Transactions per store decreased 6%; average transaction value decreased 3%.
Hollister comparable store sales decreased 3%. Dudes comps increased by a mid single digit; Bettys comps decreased by a high single digit. Transactions per store decreased 3%; average transaction value decreased 2%.
RUEHL comparable store sales decreased 22%. Men’s comps decreased by low teens; Women’s comps declined by high twenties. Transactions per store decreased 24%; average transaction value was flat to last year.
By region, comps were strongest in the Southwest and weakest in the Midwest.

Abercrombie & Fitch
December 2007 Sales Release
Call Script
We will announce January sales on Thursday, February 7th, 2008.
Thank You.

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